UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JUNIATA VALLEY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2235254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bridge and Main Streets Post Office Box 66 Mifflintown, PA	17059
(Address of principal executive offices)	(Zip Code)

JUNIATA VALLEY FINANCIAL CORP. 2011 STOCK OPTION PLAN
(Full Title of the Plan)

Marcie A. Barber Chief Executive Officer Juniata Valley Financial Corp. Bridge and Main Streets Post Office Box 66 Mifflintown, PA 17059	copy to: Paul G. Mattaini, Esq. Kimberly J. Decker, Esq. Barley Snyder, LLC 126 East King Street Lancaster, Pa 17602 (717) 299-5201
(Name and address of agent for service)
(717) 436-8211 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer  ☐                                                                                                           Accelerated filer  X
Non-accelerated filer     ☐ (Do not check if a smaller reporting company)         Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $1.00 per share	300,000 Shares	$16.98	$5,094,000	$592

(1)  The Registration Statement registers the shares issuable under the 2011 Stock Option Plan.  Pursuant to Rule 416, the  Registration Statement also covers an indeterminate number of additional shares of common stock which may become issuable pursuant to anti-dilution and adjustment  provisions of the Plan.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based upon the average of the bid and asked price of the Company's common Stock on the OTC BB on May 30, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  PLAN INFORMATION

    The documents containing the information specified in Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

    The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended.  The participants shall be notified by a written statement  that, upon written or oral request, they will be provided, without charge, (I) the  documents incorporated by reference in Item 3 of Part II of the  registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or  department)  and  telephone  number  to  which  the  request  is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (d) below:

     (a)  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

     (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and

     (c)  The description of the class of securities to be offered which is contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on September 14, 1990, as amended, and in the Registrant’s S-4 Registration Statement, as filed with the Commission on March 25, 1998.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    All of the above-referenced documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for  purposes of this  registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modified or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

    Pennsylvania law provides that a business corporation may indemnify directors and officers against liability they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in the settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Pennsylvania law, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.  Pennsylvania law permits a corporation to pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final amounts advanced unless it is ultimately determined that such person is not entitled to indemnification from the corporation. The Registrant's Amended and Restated Articles of Incorporation and the Registrant's bylaws provide for indemnification of directors, officers and other agents of the Registrant and advancement of expenses to the extent otherwise permitted by Pennsylvania law.

    Pennsylvania law grants a corporation broad authority to indemnify is directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Registrant's Amended and Restated Articles of Incorporation provides that the Registrant shall indemnify any and all persons whom it shall have the power to indemnify for and against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable laws.

    The Registrant's Bylaws condition any indemnification or advancement of expenses upon a determination by the Registrant's directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct provided by Pennsylvania law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Juniata Valley Financial Corp. 2011 Stock Option Plan (incorporated by reference to Appendix A of the Registrant’s 2011 definitive proxy statement, filed with the Commission on April 4, 2011).
5.1	Opinion and consent of Barley Snyder, LLC.
23.1	Consent of Barley Snyder, LLC (Included as part of Exhibit 5.1).
23.2	Consent of ParenteBeard LLC, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (Included as part of the signature page).

Item 9. Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date  of  the   Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any  material information with respect to the plan of distribution  not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that  paragraphs (a)(l)(i) and  (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Securities and Exchange Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by  reference in the Registration Statement.

               (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective  amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration  by means of a  post-effective amendment any of the  securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where  applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant  pursuant  to the foregoing  provisions, or otherwise, the Registrant has been advised that in the opinion of the  Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such  liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be  governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it  has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto  duly authorized, in the City of Mifflintown, Commonwealth of Pennsylvania, on the 2nd day of June, 2011.

JUNIATA VALLEY FINANCIAL CORP.

By:          /s/ Marcie A. Barber
Marcie A. Barber
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Each person whose signature appears below constitutes and appoints Marcie A. Barber and JoAnn N. McMinn, and either of them, with full power of substitution, our true and lawful  attorney-in-fact and agent to do any and all acts and things in our name and on our behalf in our capacities indicated below which may deem  necessary or advisable to enable Juniata Valley Financial Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments  (including post-effective  amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date
/s/ Marcie A. Barber Marcie A. Barber	Director, Chief Executive Officer (Principal Executive Officer)	June 2, 2011
/s/ A. Jerome Cook A. Jerome Cook	Director	June 2, 2011
/s/ Martin L. Dreibelbis Martin L. Dreibelbis	Director	June 2, 2011

/s/ Francis J. Evanitsky Francis J. Evanitsky	Director	June 2, 2011
/s/ Philip E. Gingerich Philip E. Gingerich	Director	June 2, 2011
/s/ Timothy I. Havice Timothy I. Havice	Director	June 2, 2011
/s/ Charles L. Hershberger Charles L. Hershberger	Director	June 2, 2011
/s/ Robert K. Metz Robert K. Metz	Director	June 2, 2011
/s/ Dale G. Nace Dale G. Nace	Director	June 2, 2011
/s/ Richard M. Scanlon Richard M. Scanlon	Director	June 2, 2011
/s/ Jan G. Snedeker Jan G. Snedeker	Director	June 2, 2011
/s/ JoAnn N. McMinn JoAnn N. McMinn	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2011